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                                                                    Exhibit 10.6


                                                                 August 27, 2002


Mr. Dennis Haggerty
40 Cross Creek Blvd.
Rochester Hills, MI  48306

Dear Dennis:

This confirms our discussions on the offer of employment, and your acceptance, on the following terms and conditions:

TITLE. Your title will be Vice President of Supply Chain Management, reporting directly to me. I will submit your name to the Board of Directors at the next board meeting for election as an officer of the corporation.

RESPONSIBILITIES. You will be responsible for supply chain management, which will include internal manufacturing and distribution of products.

BASE SALARY.  Your base salary will be $225,000 per year.

BONUS. Your target bonus opportunity under the company's Management Incentive Program will be 50% of base salary per year. Your bonus for 2002 will be prorated.

SIGN-ON BONUS. You will receive a sign-on bonus of $20,000.00 grossed up for taxes.

SHARE PURCHASE. You will purchase 2,000 shares of common stock of Dayton Superior Corporation at a price of $27.50 per share. You will complete such purchase within 30 days after commencing your employment with the company. This purchase of common stock will be presented to the Board of Directors for approval.

STOCK OPTIONS. You will receive a grant to acquire 35,000 shares of common stock in Dayton Superior Corporation at the time you join the company, at a price of $27.50 per share, subject to the terms of the company's 2000 Stock Option Plan. This grant of options will be presented to the Board of Directors for its approval.

CAR ALLOWANCE. You will receive a car allowance of $1,150 per month.

START DATE. Your employment will commence on or about October 1, 2002.



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Mr. Dennis Haggerty, Page 2, August 27, 2002


EMPLOYMENT AGREEMENT. As you understand, your employment with the company is "at will." However, we will enter into an employment agreement that will provide you with twelve (12) months of base salary and car allowance payments if your employment with the company is terminated for any reason other than "for cause," as will be further defined in the agreement, within one year from the date you commence employment with the company.

RELOCATION. You will be eligible to participate in the relocation program for existing employees.

EMPLOYEE BENEFITS. You will be eligible to participate in the normal Dayton Superior benefits programs under the terms of the plan documents. For your medical and health benefits, the company will reimburse you monthly for private health and medical coverage (COBRA, etc.) until such time as you are eligible to participate in the Dayton Superior programs.

VACATION. You will receive four (4) weeks of vacation each year. Your vacation for 2002 will be prorated.

DRUG SCREEN. This offer is contingent upon you passing a pre-employment drug screen. You should contact Doug Good at (937) 866-0711, extension 260, to arrange for this test.

Dennis, I'm excited about you joining our team and look forward to working with you on the many challenges we will be facing in the future. Please sign the enclosed copy of this letter indicating your acceptance of these terms. Please fax the signed copy to my attention at (937) 428-9115 and return the original in the enclosed envelope.

                                    Sincerely,

                                    DAYTON SUPERIOR CORPORATION


                                    Stephen R. Morrey
                                    President and Chief Executive Officer
SRM:ll
Enclosures

Accepted by:


/s/ Dennis Haggerty                      August 28, 2002
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Dennis Haggerty                          Date